Exhibit 10.1

AMENDMENT TO THE
W. R. BERKLEY CORPORATION
DEFERRED COMPENSATION PLAN FOR OFFICERS

WHEREAS, W. R. Berkley Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), currently maintains and sponsors the W. R. Berkley Corporation Deferred Compensation Plan for Officers (the “Plan”), a nonqualified defined contribution plan intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which certain employees of the Company and its subsidiaries are entitled to defer all or a portion of their eligible compensation that is otherwise payable to such employees; and
WHEREAS, Section 15 of the Plan provides that the Plan may be amended by the Board at any time and for any reason; provided, however, that in no event shall any amendment adversely affect the rights of any participant to the benefit accrued under the Plan prior to such amendment without the written consent of such participant; and
WHEREAS, the Company now desires to amend the Plan to discontinue all future elective deferrals of compensation otherwise payable to such persons who qualify as participants in the Plan and prohibit any additional employees of the Company and its subsidiaries from becoming eligible to participate in the Plan.
NOW, THEREFORE, pursuant to the authority reserved to the Company, the Plan is hereby amended as follows, effective as of December 31, 2020:
1. Section 2 of the Plan is hereby amended by adding the following sentence at the end of such section:
Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 2), any employee of the Company or its subsidiaries who has not satisfied the participation requirements of this Section 2 and become a Participant on or before December 31, 2020 shall not qualify as a Participant at any time thereafter.
2. Section 3 of the Plan is hereby amended by adding the following paragraph at the end of such section:
Notwithstanding any provision of the Plan to the contrary (including but not limited to the foregoing provisions of this Section 3), effective for calendar years commencing after December 31, 2020, no additional deferrals of compensation (i.e., Base Salary, Bonus Pay Compensation and Profit Sharing Excess Contributions, as defined herein) otherwise payable to any Participant shall be permitted and any deferral election in respect of any calendar year commencing on or after January 1, 2021 is void and of no effect.  The provisions of this paragraph are intended to limit participation in the Plan to those eligible employees of the Company and its subsidiaries who have satisfied the requirements of Section 2 on or before December 31, 2020 and to freeze each Participant’s Deferred Compensation account as of such date (adjusted for any future earnings on such account as provided in Section 6 hereof), and this paragraph shall be interpreted and administered to accomplish this result to the extent of any Plan provision to the contrary.

IN WITNESS WHEREOF, this Amendment to the Plan is hereby executed on behalf of the Company as of the 11th day of December, 2020.
W. R. BERKLEY CORPORATION

By:	/s/ Philip S. Welt
Name: Philip S. Welt
Title: Executive Vice President- General Counsel and Secretary